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 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594
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                                  PRESS RELEASE

                CONTACT                                    RELEASE
         Karen M. L. Whelan                                Immediately
              Phone:   (804) 359-9311
              Fax:     (804) 254-3594
              Email:   investor@universalleaf.com


               Universal Corporation Reports Fiscal Year Earnings
                    Richmond, VA, August 2, 2001 / PRNEWSWIRE

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation (NYSE: UVV), announced today that net earnings for the fiscal year ended June 30, 2001, were $112.7 million or $4.08 per diluted share. In its fourth fiscal quarter, the company earned $24.0 million or $.87 per diluted share. Results for the quarter and the year included restructuring charges of approximately $8.7 million before taxes ($5.6 million after taxes or $.21 per diluted share). During the prior fiscal year, the company earned $113.8 million ($3.77 per diluted share) for the year and $19.7 million ($.69 per diluted share) for the quarter. Last year's fourth quarter results included restructuring charges of $11.0 million ($.25 per diluted share after taxes), which reduced annual results by $.23 per diluted share after taxes.

         "We are very pleased with our performance in a year when the company has continued to rationalize its operations around the world in response to a changing market environment," said Mr. Harrell. As a result of reductions in the size of and prospects for the tobacco crop in Poland, the company will close one processing plant there and streamline its agronomy and leaf purchasing operations. In addition, direct contracting with farmers led by major domestic manufacturers in the United States has caused the company to restructure its leaf purchasing operations, necessitating a reduction in personnel in the United States. Management expects these actions to provide the operational efficiencies necessary to retain the company's position as leading leaf merchant in both markets. Accordingly, in its fourth fiscal quarter, Universal recognized restructuring charges of almost $9 million before taxes.

         Revenues declined from $3.4 billion in fiscal year 2000 to $3.0 billion in the year ended June 30, 2001, primarily due to the effect of smaller U.S. crops and the change in U.S. market structure. Manufacturers purchased a significant portion of the U.S. burley crop directly from growers under contract arrangements. Although that change caused a reduction in Universal's

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purchasing  volumes,  the company  continued  to process its normal share of the crop. For the quarter, revenues were about $616 million compared to $585 million in the prior year as African tobaccos were shipped later in this fiscal year.

         Results for Universal's tobacco segment improved slightly compared to last year. The favorable impact of increased volumes from the larger crops in Africa was offset by the effect of smaller crops in the United States, Brazil, Poland, and Hungary. The volume of tobacco that Universal processed in the United States declined in fiscal year 2001 as a result of a 27% reduction in U.S. flue-cured and burley crops. Shipment timing made comparisons for the oriental tobacco joint venture more difficult during this fiscal year as old crop shipments benefited results for fiscal year 2000. Market conditions improved during the year in most areas, although a world oversupply of filler grades of dark air-cured tobacco continues to have a negative effect on the company's results. Earnings for the tobacco segment in the fourth quarter were exceptionally strong as the large Zimbabwean crop was shipped later this year than last, due to delays in marketing that crop. Carryover shipments of dark tobacco also benefited the quarter, but these benefits were partially offset by delays in shipments of Asian tobacco. The effects of smaller crops in Eastern Europe also reduced results in the quarter.

         Results in lumber and building products distribution improved in local currency for the quarter and the year, but U.S. dollar earnings for the year fell on translation as the euro weakened by 13%. During the fourth quarter, U.S. dollar results for this operation improved, reflecting the continuation of favorable sale trends and a smaller decline in the euro. Although tea markets showed improvement during the year, results of the agri-products business lagged last year's performance because of continued competitive pressures in sunflower seeds and adverse conditions in the company's rubber markets.

         Universal's stock repurchase program is continuing. Since May 1998, the company has purchased over 9.3 million shares leaving approximately 27.2 million shares outstanding at June 30, 2001. Of the $300 million authorized, the company had spent about $253 million by June 30, 2001.

         Mr. Harrell stated, "We are extremely pleased that the implementation of our strategy and hard work by our employees around the world have continued to provide the level and quality of earnings that we expect. Our operations have performed very well in view of the changing market conditions."

         He continued, "Turning to the future, the prospect of smaller crops again for fiscal year 2002 in major exporting markets other than the United States could mean less than optimal supply in some areas. We continue to be concerned about political and economic conditions in Zimbabwe; however, the current crop is adequate to meet demand this year, and it is being delivered to the markets. Early data on seed sales suggest that next year's Zimbabwe crop will be similar in size to that of this year. U.S. crops are expected to be stable for the first time since 1997. We recently announced our decision to invest over $130 million in a new

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state-of-the-art processing facility and the upgrade of a second facility in the
United States to ensure that we can meet our customers' requirements at the highest level of efficiency. These facilities will become fully operational in fiscal years 2003 and 2004. We are confident that continued implementation of our strategy will lead to another successful year."

         The company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the company's products and services, costs incurred in providing these products and services, timing of shipments to customers, and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion and Analysis section of the company's Annual Report on Form 10-K for the year ended June 30, 2000, as filed with the Securities and Exchange Commission. For more information, visit Universal's web site at www.universalcorp.com.

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
                                      UNIVERSAL CORPORATION
                                 UNAUDITED STATEMENTS OF INCOME
                                 FOR THE QUARTERS ENDED JUNE 30
                        (Dollars in thousands, except per-share amounts)

                                                                        2001             2000
                                                                        ----             ----
Sales and other operating revenues                                    $615,584         $585,321
Costs and expenses
   Cost of goods sold                                                  470,091          445,616
   Selling, general and administrative                                  87,147           84,719
   Restructuring costs                                                   8,745           10,958
                                                                       -------          -------

Operating income                                                        49,601           44,028
    Equity in pretax earnings of unconsolidated affiliates               4,597            4,424
    Interest expense                                                    14,486           16,395
                                                                       -------          -------

Income before income taxes and other items                              39,712           32,057
    Income taxes                                                        13,170           11,510
    Minority interests                                                   2,567              850
                                                                       -------          -------

Net income                                                             $23,975          $19,697
                                                                       =======          =======

Earnings per share                                                        $.88             $.69
Diluted earnings per share                                                $.87             $.69

Denominator for earnings per share (weighted
  average shares)
      Basic                                                         27,351,929       28,532,200
      Diluted                                                       27,525,358       28,533,683

See accompanying notes.

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                                                           Universal Corporation
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
                                      UNIVERSAL CORPORATION
                                 UNAUDITED STATEMENTS OF INCOME
                                   FOR THE YEARS ENDED JUNE 30
                        (Dollars in thousands, except per-share amounts)

                                                                        2001            2000
                                                                       -----            ----
Sales and other operating revenues                                $3,017,579        $3,405,987
Costs and expenses
    Cost of goods sold                                             2,486,275         2,862,616
    Selling, general and administrative                              283,777           298,489
    Restructuring costs                                                8,745            10,958
                                                                  ----------        ----------

Operating income                                                     238,782           233,924
    Equity in pretax earnings of unconsolidated affiliates            10,189            12,532
    Interest expense                                                  61,576            56,869
                                                                  ----------        ----------

Income before income taxes and other items                           187,395           189,587
    Income taxes                                                      66,336            68,221
    Minority interests                                                 8,390             7,561
                                                                  ----------        ----------

Net income                                                        $  112,669        $  113,805
                                                                  ==========        ==========

Earnings per share                                                     $4.09             $3.77
Diluted earnings per share                                             $4.08             $3.77

Denominator for earnings per share (weighted
  average shares)
      Basic                                                       27,534,027        30,199,037
      Diluted                                                     27,644,525        30,205,017

See accompanying notes.


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NOTES

1.   Presentation

     Certain amounts in prior year statements have been reclassified to conform to current year's presentation.

2.   Contingencies

     At June 30, 2001, total exposure under guarantees issued for banking facilities of suppliers was approximately $39 million. Other contingent liabilities approximated $42 million and related to performance bonds, value-added tax guarantees, and accounts receivable sold with recourse. The company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to the income tax returns filed in prior years. The total contingent liability, including penalties and interest, approximates $18 million. The company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amounts. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the company believes that the ultimate disposition will not have a material adverse effect on the company's consolidated financial position or results of operations.

3.   Reportable Segment Data (in thousands)

    -----------------------------------------------------------------------------------------------------------------
    Sales and other operating revenues                           Three months                        Year
    -----------------------------------------------------------------------------------------------------------------
    Periods ended June 30,                                   2001             2000           2001            2000
    -----------------------------------------------------------------------------------------------------------------
      Tobacco                                              $378,931         $329,788      $2,062,080      $2,376,869
      Lumber and building products                          127,033          134,958         498,615         543,850
      Agri-products                                         109,620          120,575         456,884         485,268
    -----------------------------------------------------------------------------------------------------------------
    Total                                                  $615,584         $585,321      $3,017,579      $3,405,987
    -----------------------------------------------------------------------------------------------------------------

    -----------------------------------------------------------------------------------------------------------------
    Operating income                                               Three months                       Year
    -----------------------------------------------------------------------------------------------------------------
    Periods ended June 30,                                    2001             2000          2001             2000
    -----------------------------------------------------------------------------------------------------------------
      Tobacco                                               $58,632          $53,390       $239,557         $234,429
      Lumber and building products                            7,596            6,335         25,527           26,029
      Agri-products                                           2,230            3,649         13,703           14,403
                                                     ----------------------------------------------------------------
      Total segments                                        $68,458          $63,374       $278,787         $274,861

      Less:  Corporate expenses                               5,515            3,964         21,071           17,447
             Equity in pretax earnings of
               unconsolidated affiliates                      4,597            4,424         10,189           12,532
             Restructuring costs                              8,745           10,958          8,745           10,958
    -----------------------------------------------------------------------------------------------------------------
    Operating income                                        $49,601          $44,028       $238,782         $233,924
    -----------------------------------------------------------------------------------------------------------------


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